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                                                                   EXHIBIT 10.24

                        DEFERRED COMPENSATION AGREEMENT


          AGREEMENT, dated as of September 30, 1997, between INTEREP NATIONAL RADIO SALES, INC., a corporation with offices at 100 Park Avenue, New York, New York 10017 (the "Company") and STEWART YAGUDA, residing at 208 Midland Avenue, Montclair, New Jersey 07042 ("Executive").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Executive has rendered many years of valuable service to the Company, and the Company wishes to have the benefit of his continued service, loyalty and counsel; and

          WHEREAS, Executive is willing to continue in the employ of the Company if the Company agrees to pay certain benefits to him or his beneficiaries in accordance with the provisions of this Agreement;

          NOW, THEREFORE, in consideration of Executive's services performed in the past and to be performed in the future for the Company, and of the mutual agreements set forth below, the parties agree as follows:

           1.         RETIREMENT BENEFIT.

          (a) The Company will establish a bookkeeping account (the "Account") in the name of Executive and will credit $27,750.00 to the Account (the "Allocation") on or before September 24, 1997 and on April 1 in 1998 and each succeeding year (the "Allocation Dates") until the earlier of (i) the date of termination of Executive's employment with the Company and (ii) April 1, 2010. The Company will maintain the Account until it is paid out in full pursuant to Paragraphs 2(b) or (c) or terminated pursuant to Paragraph 2(a). During this time period, the Executive will not be taxed on the deferred compensation or on the growth.

          (b) Earnings and losses will be credited to the Account quarterly on the last day of September, December, March and June of each year during which the Account is maintained (each such date is referred to as a "Valuation Date"), determined as though the Account were invested in such mutual funds as Executive and the Company agree in writing (the "Reference Funds") and in such percentages among such funds as is specified in writing by Executive from time to time.

                (i) On the first Valuation Date (September 30, 1997), earnings and losses will be calculated on the initial Allocation. On subsequent Valuation Dates, earnings and losses will be calculated on the Account balance determined as of the preceding Valuation Date, together, in the case of each June 30 Valuation Date, with the amount of any annual Allocation credited during the preceding quarter.

                (ii) Any change in percentage allocations among the Reference Funds may
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be made by Executive, to be effective as of the next following Valuation
Date, so long as a change in election form is received by the Company's Chief Financial Officer at least five days prior to such Valuation Date. Any such change will apply to the total balance of the Account determined at such Valuation Date and to all subsequent Allocations and valuations of the Account until a further change in election is made in such manner. No more than one change may be made during each calendar year.

           2.   PAYMENT ON TERMINATION OF EMPLOYMENT.

          (a) No benefits will be payable under this Agreement if Executive's employment with the Company is terminated for "cause", that is, Executive's gross neglect of his duties, willful failure to perform his duties, dishonesty, fraud or other gross misconduct, or conviction of a felony. If Executive's employment with the Company is terminated for cause, the Company will terminate the Account and Executive will have no further right, claim or interest in the Account.

          (b) For purposes of this Agreement, the term "Allocation Period" means the period beginning on the date of this Agreement and ending on the 30th day following the earlier of the dates referred to in clauses (i) and (ii) of
Section 1(a). If Executive's employment with the Company terminates before the end of the Allocation Period for any reason other than cause, the Company will pay Executive or his beneficiary, in the event of his death, an amount equal to the value of the Account determined as of the Valuation Date next following the date of termination of Executive's employment. Such payment will be made within 30 days after such date of termination, in a single, lump sum cash payment.

          (c) If the termination of Executive's employment occurs on or after April 1, 2010, the Company will pay Executive the value of the Account in ten annual installments. For this purpose, the Account will be valued as of the Valuation Date next following the date of termination of Executive's employment and on the anniversary date of such Valuation Date in each of the following nine years. The first installment will be in an amount equal to 1/10th of the value of the Account as of such first Valuation Date, the second installment will be in an amount equal to 1/9th of the value of the Account as of the second such Valuation Date, the third installment will be in an amount equal to 1/8th of the value of the Account as of the third such Valuation Date and so on until the remaining balance of the Account is paid in the 10th installment. All payments will be made within 30 days after the Valuation Date in question. The Company will continue to credit earnings quarterly on the declining balance of the Account in the manner set forth in Paragraph 1.

          3. BENEFICIARY DESIGNATION. The amount payable on the death of Executive pursuant to Paragraph 2(b) will be paid to the parties designated in writing by Executive as his beneficiaries in a form acceptable to the Company and furnished to its Chief Financial Officer. Executive will have the right to change such designation from time to time in the same manner. If Executive fails to make such a designation prior to his death, the payment will be made to his wife, or if he leaves no wife surviving him, to the duly appointed, executor, administrator or other personal representative of his estate.

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          4.    NON-COMPETITION.  In consideration of the Company's obligations under this Agreement, Executive agrees that he will not participate, directly or indirectly, in the ownership, management, operation or control of, or be a director or employee of, or a consultant to, any person or entity that is in competition with the Company in the New York City metropolitan area in the business of repping stations and networks or developing radio business that would be in direct competition with the Company, for a period of two years after the date of the termination of Executive's employment with the Company. At the time of such termination, Executive will, on the Company's request, execute a supplementary agreement to the same effect. If Executive breaches any of his obligations under this Paragraph 4, he will be deemed to have forfeited all of his rights under this Agreement and the Company will no longer be obligated to make any payments to Executive hereunder.

          5. ASSIGNABILITY. No transfer, assignment, pledge, collateralization, attach ment, execution or levy of any kind, voluntary or involuntary, of any of the benefits under this Agreement by Executive will be valid or recognized by the Company.

          6. CONSTRUCTION. All questions of interpretation, construction or application arising under this Agreement will be decided by the Board of Directors of the Company, whose decision will be final and conclusive on all parties.

          7. NO SECURITY. The Company's obligations under this Agreement constitute merely the unsecured promise of the Company to make the payments provided for herein. No property of the Company will, by reason of this Agreement, be held in trust for Executive, any designated beneficiary or any other party, and neither Executive nor any designated beneficiary or other party will have, by reason of this Agreement, any rights, title or interest of any kind in or to any property of the Company.

          8. NO EMPLOYMENT RIGHTS. This Agreement creates no right in Executive to continue in the Company's employ for any specific length of time, nor does it create any rights in favor of Executive or obligations on the part of the Company not set forth in this Agreement.

          9. MISCELLANEOUS. This Agreement may not be modified or amended except by a writing signed by the Company and Executive. This Agreement will be binding on Executive and his heirs, personal representatives and assigns and on the Company and its successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

INTEREP NATIONAL RADIO SALES, INC.

By /s/ William J. McEntee, Jr.                /s/ Stewart Yaguda
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       WILLIAM J. McENTEE, JR.                    STEWART YAGUDA
       CHIEF FINANCIAL OFFICER

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